Exhibit 99.1

For immediate release

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REDEEMS $150 MILLION OF 7.75% SENIOR NOTES DUE JANUARY 15, 2012

June 10, 2010 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced that it has completed the redemption of all of its 7.75% senior notes due January 15, 2012 at a price equal to 101.9% of the $150.0 million principal amount of the Notes, plus accrued interest to the redemption date.

On June 9, 2010, proceeds from the increase in the Company’s term loan, together with the proceeds from the recent IPO and cash on hand, were used to redeem the 7.75% senior notes, including the accrued and unpaid interest of $4.7 million and associated redemption premium of $2.9 million for a total of $157.6 million.  U.S. Bank National Association, trustee in respect to the Notes, processed the transmittal of the redemption notice to the holders of record of the Notes that were redeemed.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company sells its products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.  Additional press releases and investor relations information is available at www.douglasdynamics.com.